Exhibit 99.2
FOR IMMEDIATE RELEASE
Ralcorp Comments on Unusual Market Activity
ST. LOUIS, MO, May 1, 2011 — Ralcorp Holdings, Inc. (NYSE: RAH) today confirmed that its board of directors received an unsolicited proposal from a third party in March 2011. Ralcorp’s board of directors carefully reviewed and considered the proposal, unanimously concluded that the proposal is not in the best interests of shareholders and determined not to pursue the proposal.
William Stiritz, Ralcorp’s chairman, stated, “The board of directors of Ralcorp has a high level of confidence in the management team and in the future prospects of Ralcorp. We have not met, and are not in discussions, with any third party regarding the sale of the company. Our board of directors is resolutely committed to executing its strategic plan, which we expect will continue to generate significant shareholder value.”
About Ralcorp Holdings, Inc.
Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen dough; and dry pasta. For more information about Ralcorp, visit the company’s website at www.ralcorp.com.